Exhibit 10.2

FINAL FORM

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 7, 2021, by and between VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“Parent”), and [●] (the “Company Stockholder”). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, it is contemplated that, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Second Merger Sub”, together with First Merger Sub, the “Merger Subs”), and Dave Inc., a Delaware corporation (the “Company”), among other things, (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the “Surviving Corporation”), and (ii) immediately following the First Merger, as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (the “Surviving Entity”), and as a result of which the Surviving Entity will become a wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, the Company Stockholder is the record holder, and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has full voting power over, the number of shares of Company Stock set forth on Schedule 1 attached hereto (and, together with any additional Company Interests in which the Company Stockholder has or hereafter acquires record and beneficial ownership of, or voting power over, including by purchase, as a result of a stock dividend, stock split, recapitalization (including the Recapitalization), combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (including Company Options and/or Company Warrants), the “Subject Equity Securities”);

WHEREAS, the Company Stockholder acknowledges that the Company Stockholder will receive substantial benefits from the consummation of the transactions contemplated by the Merger Agreement, and that, as a condition and material inducement to Parent’s and Merger Subs’ willingness to enter into the Merger Agreement, the Company Stockholder, as well as the other Company Interest Holders which collectively hold (together with the Subject Equity Securities held by the Company Stockholder) not less than the sufficient number, type and classes of Company Interests in order to approve the Transactions (including, without limitation, the Mergers), enter into Support Agreements concurrently with, or promptly (but in any event within twenty-four (24) hours) following, the execution and delivery of the Merger Agreement, and, in order to induce Parent and the Merger Subs to enter into the Merger Agreement and consummate the Transactions (including, without limitation, the Mergers), the Company Stockholder is willing to enter into this Agreement;

WHEREAS, the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent to enter into the Merger Agreement and to perform its obligations thereunder; and

WHEREAS, Parent is relying on the representations, warranties, covenants and other agreements of this Agreement and Parent would not enter into the Merger Agreement or be willing to consummate the Mergers without the representations, warranties, covenants and other agreements of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

Section 1    Voting.

(a)    Subject to the earlier termination of this Agreement in accordance with Section 3, the Company Stockholder, solely in its capacity as a holder of the Subject Equity Securities, hereby agrees, during the period beginning on the date of this Agreement and ending on the Termination Date (as defined below) (the “Applicable Period”), at each meeting of the Company Interest Holders (including the Company Stockholders) (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the Company Interest Holders (including the Company Stockholders) (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable), and not to withdraw or rescind such vote or take action (or omit to take any action) to make such vote ineffective, the Subject Equity Securities that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)    in favor of any proposal to approve and adopt the Merger Agreement and the other Transaction Agreements and approve any other matters necessary for consummation of the Transactions and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements, including the Mergers and the Recapitalization;

(ii)    in favor of any proposal to adjourn a Meeting at which there is a proposal to adopt the Merger Agreement and the other Transaction Agreements to a later date if there are not sufficient votes to adopt the Merger Agreement and the other Transaction Agreements or if there are not sufficient Company Interests present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)    against any proposal providing for a Company Acquisition Transaction or the adoption of an agreement to enter into a Company Acquisition Transaction;

(iv)    against any proposal for any amendment or modification of the Company’s current Governance Documents that would change the voting rights of any Company Interests or the number of votes required to approve any proposal, including the vote required to adopt the Merger Agreement and the other Transaction Agreements (provided that this foregoing clause (iv) shall not prevent the approval and adoption of the Recapitalization); and

(v)    against any action, transaction or agreement that would (A) result in a breach of any Fundamental Representations of the Company, (B) reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect or (C) result in any of the conditions set forth in Section 8.1 or Section 8.3 of the Merger Agreement not being fulfilled.

(b)    In furtherance of the foregoing, promptly (but in any event within two (2) Business Days) of the Registration Statement becoming effective, the Company Stockholder shall execute and deliver the Stockholder Written Consent in accordance with the terms and conditions set forth in the Merger Agreement, and will not thereafter withdraw or rescind such consent or otherwise take action to make such consent ineffective.

(c)    The Company Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.

Section 2    Waiver of Certain Rights.

(a)    Subject to the earlier termination of this Agreement in accordance with Section 3, the Company Stockholder, solely in its capacity as a holder of the Subject Equity Securities, hereby irrevocably and unconditionally waives and agrees not to exercise any consent rights (other than consent rights exercised in a manner consistent with Section 1), preemptive rights, rights of first refusal, rights of first offer or similar rights that the Company Stockholder may have under the Governance Documents of the Company (including, without limitation, the Company Investors’ Rights Agreement, the First Refusal and Co-Sale Agreement or the Voting Agreement), in each case that would be triggered by virtue of the consummation of the Transactions (including, without limitation, the Mergers, the Recapitalization or the Repurchase).

Section 3    Termination.

(a)    Subject to Section 3(b), this Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and the Company Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”).

(b)    Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Section 2, Section 6, Section 7(a), (in each of the foregoing cases, solely in the case of termination under clause (i) of Section 3(a)), Section 7(b), Section 7(c), Section 7(d), Section 7(e), Section 7(f), and Section 8 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful or intentional breach of this Agreement prior to such termination.

(c)    The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

Section 4    Representations and Warranties of the Company Stockholder.

(a)    The Company Stockholder hereby represents and warrants to Parent that the Subject Equity Securities set forth on Schedule 1 attached hereto constitute all of the shares of Company Common Stock, Company Preferred Stock, vested Company Restricted Stock, other Company Interests and other securities and equity interests of the Company (including equity interests convertible, exercisable or exchangeable for, and rights to purchase or acquire, any Company Interests or other securities or equity interests of the Company) held of record or beneficially owned by the Company Stockholder or with respect to which the Company Stockholder has voting power, in each case as of the date hereof. The Company Stockholder is the record holder and beneficial owner of all of its Subject Equity Securities and has, and shall have throughout the Applicable Period (including as of the Effective Time), full voting power and power of disposition with respect to all such Subject Equity Securities, in each case free and clear of any Liens, except for any such Liens that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, (iii) the Company’s Governance Documents or (iv) as applicable, a Loan, Pledge and Option Agreement (as defined in Schedule 4.3(b) of the Company Disclosure Letter, each of which, for the avoidance of doubt, will terminate in connection with the Closing). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Company Stockholder’s Subject Equity Securitas other than pursuant to the Merger Agreement, as set forth in the Company’s Governance Documents or the Company’s purchase rights pursuant to a Loan, Pledge and Option Agreement.

(b)    In the event that the Company Stockholder is an individual, the Company Stockholder has full power, right and legal capacity to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform his or her obligations hereunder and thereunder and to consummate the Transactions. In the event that the Company Stockholder is a legal entity, (i) the Company Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by the Company Stockholder of this Agreement and its obligations hereunder have been duly and validly authorized by the Company Stockholder and no other act or proceeding on the part of the Company Stockholder is necessary to authorize the execution, delivery or performance of this Agreement, and (iii) this Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Company Stockholder, enforceable in accordance with its terms, subject to the Remedies Exception. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) if the Company Stockholder is a legal entity, conflict with or result in any breach of any provision of the Charter Documents of the Company Stockholder, (y) require any filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by the Company Stockholder (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and other than those set forth as conditions to closing in the Merger Agreement), or (z) with or without notice, lapse of time or both, breach or violate, or terminate (or create a right of termination or acceleration of), or cause a default under, any Contract to which the Company Stockholder is party or violate any Law applicable to the Company Stockholder, except, in the case of the foregoing clauses (y) and (z), for breaches, violations, terminations or accelerations which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)    As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (i) there are no Legal Proceedings pending or, to the knowledge of the Company Stockholder, threatened against the Company Stockholder or any of its Affiliates and (ii) neither the Company Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(d)    The Company Stockholder has read this Agreement, had the opportunity to consult legal counsel prior to entering into this Agreement, and fully and completely understands this Agreement.

(e)    The Company Stockholder understands and acknowledges that Parent and Merger Subs are relying upon the Company Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Company Stockholder contained in this Agreement.

(f)    No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Subs or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Company Stockholder.

(g)    Except for the representations and warranties made by the Company Stockholder in this Section 4, or as may be set forth in any other Transaction Agreement, neither the Company Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Company Stockholder expressly disclaims any such other representations or warranties.

Section 5    Merger Agreement Obligations.

(a)    Other than as expressly permitted by the Merger Agreement or the Repurchase Agreement, during the Applicable Period, the Company Stockholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding, whether or not in writing, with respect to the sale, transfer, assignment, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Subject Equity Securities (including any right, title or interest therein) or any rights to acquire any Company Interests or other securities or equity interests of the Company, (ii) deposit any Subject Equity Securities or any rights to acquire any Company Interests or other securities or equity interests of the Company into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (other than any Contracts set forth on Section 7.18 of the Company Disclosure Letter entered into prior to the date hereof and to be terminated contingent upon and automatically effective as of the Closing in accordance with Section 7(d)), or (iii) commit or agree (whether or not in writing) to any of the actions referred to in the foregoing clause (i) or (ii) of this Section 5 (any action described in clauses (i), (ii), and (iii), a “Transfer”); provided, however, that nothing herein shall prohibit the Company Stockholder from transferring Subject Equity Securities to an Affiliate of such Company Stockholder or, if the Company Stockholder is an individual, to any member of the Company Stockholder’s immediate family or to a trust solely for the benefit of the Company Stockholder or any member of the Company Stockholder’s immediate family; provided, that (x) any such Transfers shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Company Stockholder under, and to be bound by all of the terms of, this Agreement and (y) any such permitted Transfer shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer or action in violation of this Section 5(a) shall be void ab initio. If any involuntary Transfer of any of Subject Equity Securities occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Equity Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. The Company Stockholder shall not request that the Company register any transfer of any certificate or other uncertificated interest representing any Subject Equity Securities made in violation of the restrictions set forth in this Section 5(a) during the Applicable Period.

(b)    Until the Termination Date, the Company Stockholder hereby agrees to be bound by the terms and conditions set forth in (i) Section 7.1 (Company No Solicitation), (ii) the second sentence of Section 7.8(b) (Confidentiality; Communications Plan; Access to Information), and (iii) to the extent applicable to any of the foregoing, the remaining provisions of Article XI (General Provisions) of the Merger Agreement (and any relevant definitions used in such Sections) fully and to the same extent as if (x) the Company Stockholder was a party and signatory to such provisions of the Merger Agreement and (y) all references to the “Company” in such sections of the Merger Agreement were deemed references to the Company Stockholder.

(c)    Notwithstanding anything in this Agreement to the contrary: (i) the Company Stockholder shall not be responsible for the actions of the Company or the Company board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), with respect to any of the matters contemplated by Section 5(b); (ii) the Company Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.1 of the Merger Agreement shall not, in and of itself, be considered a breach of Section 5(b) (it being understood for the avoidance of doubt that the Company Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of Section 5(b)).

Section 6    General Waiver and Release.

(a)    Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns, controlled Affiliates and any other Person or entity claiming by, through or under any of the foregoing (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its Affiliates (including, after the Closing, Parent, First Merger Sub, Second Merger Sub, the Surviving Entity, each Parent Released Party and each of their respective Affiliates), each of their respective officers, directors, equityholders, employees, partners, members, investment managers, principals, investors, agents, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Releasees”) from any and all claims, disputes, controversies, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements, losses and liabilities of every kind and character whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, that any Releasee may have to such Releasor (or that any Releasor may have against any Releasee), in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Closing, or arising from any matter concerning the Company, its Subsidiaries, the Merger Agreement, any Transaction Agreement or the Transactions (including, without limitation, the Repurchases or the Recapitalization) (collectively, the “Released Claims”); provided that the foregoing shall not release the Releasees from liabilities and obligations (A) under this Agreement, the Merger Agreement and the other Transaction Agreements, (B) if such Releasor is an employee of the Company, with respect to earned but unpaid wages or other compensation or benefits and rights of any Releasor under any written employment agreements with or benefit plans of the Company in existence as of the date hereof (other than to the extent inconsistent with the terms of the Merger Agreement or any Transaction Agreement) or (C) solely in respect of the Company, Parent and the Surviving Entity, with respect to indemnification, exculpation and/or advancement of expenses (whether pursuant to the Charter Documents of the Company, any insurance policy or any other agreement entered into with the Company) in respect of any Releasor for serving as an officer, director, manager, agent or employee of the Company, in each case existing prior to Closing. Further, the Company Stockholder, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or threatening, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. Without limiting the foregoing, the Company Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 6(a), if and when released, include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims.

(b)    Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may not have, or in the future may have, under Section 1542 of the California Civil Code (“Section 1542”) or any analogous state law or federal law, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Company Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such the Company Stockholder the right not to release existing claims of which the Company Stockholder is not aware, unless the Company Stockholder voluntarily chooses to waive this right. Having been so apprised, the Company Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 6, in each case, effective at the Closing. The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 6 and that, without such waiver, Parent would not have agreed to the terms of this Agreement.

Section 7    Covenants.

(a)    Further Assurances. From time to time and without additional consideration, the Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Without limiting the foregoing, in accordance with the terms and conditions set forth in the Merger Agreement, the Company Stockholder will execute and deliver (i) a Letter of Transmittal, in a customary form, with respect to all of the Company Stockholder’s Subject Equity Securities, (ii) the Investor Rights Agreement and (iii) any documents, agreements, certificates or other instruments requested by the Company and required to effectuate and/or document the Recapitalization (the “Recapitalization Documents”), in each case promptly following receipt thereof. The Company Stockholder further agrees not to commence or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, suit, proceeding, cause of action, derivative or otherwise, in law or in equity, in any court or before any Governmental Entity against Parent, First Merger Sub, Second Merger Sub, the Company, Sponsor, the Surviving Entity or any of their respective Affiliates, successors, assigns, directors or officers (a) alleging a breach of any fiduciary duty of any Person at or prior to the Closing (including the consummation of the Repurchase) in connection with the negotiation, execution, delivery or performance of this Agreement, the Merger Agreement or any other Transaction Agreements or the Transactions (including, without limitation, the Mergers, the Per Share Company Stock Consideration, the Recapitalization or the Repurchase), (b) relating to any alleged inadequacy, inaccuracy or calculations of, or otherwise relating to the form of, the Aggregate Stock Consideration or the Per Share Company Stock Consideration or (c) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement or the other Transaction Agreements (including any claim seeking to enjoin or delay the consummation of the Mergers, the Recapitalization or the Repurchase).

(b)    Repurchases. Without limiting anything in Section 7(a), the Company Stockholder hereby expressly acknowledges and agrees to the Repurchases and the Recapitalization and irrevocably waives and discharges any and all claims and causes of action (whether at law or in equity) that the Company Stockholder may have at any time against Parent, Parent’s Affiliates, the Sponsor, the Company, the Surviving Entity or any of their respective Subsidiaries or Affiliates, or any of their respective directors, officers, employees, agents, members, managers, investment managers, partners, agents, investors, principals, representatives, predecessors, successors and assigns with respect to the Repurchases and the Recapitalization, including any and all claims or causes of action that the Repurchases or the Recapitalization may be inconsistent with, or in violation of, the Company’s Governance Documents or applicable Law.

(c)    Acknowledgment. THE COMPANY STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE COMPANY STOCKHOLDER IS ENTERING INTO THIS AGREEMENT ON THE COMPANY STOCKHOLDER’S OWN FREE WILL AND NOT UNDER ANY DURESS OR UNDUE INFLUENCE. THE COMPANY STOCKHOLDER HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, THE COMPANY STOCKHOLDER HAS BEEN ADVISED BY PARENT TO CONSULT WITH COUNSEL OF THE COMPANY STOCKHOLDER’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND THE COMPANY STOCKHOLDER’S COVENANTS HEREUNDER, THE COMPANY STOCKHOLDER HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN THE COMPANY STOCKHOLDER’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, THE COMPANY STOCKHOLDER UNDERSTANDS THAT PARENT HAS BEEN ADVISED BY COUNSEL, AND THE COMPANY STOCKHOLDER HAS READ THIS AGREEMENT AND THE MERGER AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND THE MERGER AGREEMENT AND EACH OF THE COMPANY STOCKHOLDER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER AND THEREUNDER. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY THE COMPANY STOCKHOLDER AND PARENT AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.

(d)    Consent to Terminate Certain Agreements. The Company Stockholder hereby consents to the termination, contingent upon and automatically effective as of the Closing, of all Contracts set forth on Section 7.18 of the Company Disclosure Letter (other than any indemnification agreements between any D&O Indemnified Party and the Company).

(e)    Disclosure. The Company Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Company Stockholder’s identity and ownership of the Subject Equity Securities and the nature of the Company Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Company Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

(f)    No Claims Against Trust Account. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 5(b)), Section 7.11 (No Claim Against Trust Account) of the Merger Agreement shall be deemed incorporated into this Agreement by reference, mutatis mutandis. The Company Stockholder hereby agrees to be bound by the terms and conditions set forth in Section 7.11 (No Claim Against Trust Account) of the Merger Agreement, as incorporated herein by reference, fully and to the same extent as if (i) the Company Stockholder was a party and signatory to such provision of the Merger Agreement and (ii) all references to the “Company” in such Section 7.11 (No Claim Against Trust Account) of the Merger Agreement were deemed references to the Company Stockholder.

Section 8    General Provisions.

(a)    Amendment; Waiver. This Agreement may not be amended except by a written instrument signed by Parent and the Company Stockholder. No failure or delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to:

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to the Company Stockholder, to:

the address or addresses listed on the signature page hereto with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

(c)    Interpretation. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words

“without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) the terms “year” and “years” mean and refer to calendar year(s), (ix) references to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder, (x) references to any person include the successors and permitted assigns of that person, and (xi) references from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. All Section and Schedule references herein are to Sections and Schedules of this Agreement, unless otherwise specified. Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company Stockholder acknowledges that Orrick, Herington & Sutcliffe LLP is acting as counsel to the Company in connection with the Merger Agreement and the Transactions, and is not acting as counsel to the Company Stockholder.

(d)    Section Headings; Defined Terms. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

(f)    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Letter of Transmittal executed by the Company Stockholder, the Investor Rights Agreement, the Recapitalization Documents (if any) and the provisions of the Merger Agreement referenced in Section 5 herein to which the Company Stockholder has expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements, and understandings, whether oral or written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Releasees are express third party beneficiaries of this Agreement and the Company shall be an express third party beneficiary with respect to Section 5 and Section 7(d) hereof. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Company Stockholder’s direct or indirect ownership of any Company Interests or any provision of services to the Company.

(g)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(h)    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 5(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto. Any purported assignment in violation of this Section 8(h) shall be null and void ab initio.

(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Legal Proceedings related hereto), including matters of validity, construction, effect, performance and remedies.

(j)    Consent to Jurisdiction, Etc. Each party hereto hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Proceeding shall be brought only to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Proceeding that is filed in accordance with this Section 8(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Proceeding or any other Legal Proceeding, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Proceeding, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 8(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(k)    Specific Performance. The Company Stockholder agrees that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the Company Stockholder does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Company Stockholder acknowledges and agrees that Parent shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, Parent would not have entered into this Agreement. The Company Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent have an adequate monetary or other remedy at law. The Company Stockholder acknowledges and agrees that if Parent seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with any such order or injunction.

(l)    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Equity Securities of the Company Stockholder. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Subject Equity Securities of the Company Stockholder shall remain fully vested in and belong to the Company Stockholder, and Parent shall have no authority to direct the Company Stockholder in the voting or disposition of any of the Subject Equity Securities, except as otherwise provided herein.

(m)    Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Company Stockholder signs this Agreement solely in the Company Stockholder’s capacity as a holder of the Subject Equity Securities, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Company Stockholder (or any affiliate, employee or designee of the Company Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT:

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY STOCKHOLDER:

By:
Name:
[Title:]

NOTICE INFORMATION:

Email:

[Signature Page to Support Agreement]

SCHEDULE 1

SUBJECT EQUITY SECURITIES

Company Stockholder	Class, Number and Type of Company Interests
[●]	[●] Shares of Common Stock
[●] Shares of Series A Preferred Stock
[●] Shares of Series B-1 Preferred Stock
[●] Shares of Series B-2 Preferred Stock
[●] Options, exercise price of $[●]
[●] Warrants, exercise price of $[●]
[●] Shares of Restricted Stock

Schedule 1